     As filed with the Securities and Exchange Commission on March 20, 1998

                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

        NORTH CAROLINA                                           56-1714315
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          QUINTILES TRANSNATIONAL CORP.
                              4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 200
                        DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                                   COPIES TO:

                              GERALD F. ROACH, ESQ.
                               AMY J. MEYERS, ESQ.
                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                                 (919) 821-1220

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                                                              Proposed            Proposed
                 Title of Each Class                                          Maximum             Maximum
                    of Securities                        Amount to         Offering Price        Aggregate            Amount of
                  to be Registered                    be Registered(1)      Per Share(2)     Offering Price(2)    Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share. . . .             460,366             $48.6250         $22,385,296.75         $6,603.66
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on March 18, 1997 in accordance with Rule 457(c).

                            -------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                 460,366 SHARES
                          QUINTILES TRANSNATIONAL CORP.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                  -------------

         The shares offered hereby (the "Shares") consist of 460,366 shares of common stock, par value $.01 per share (the "Common Stock"), of Quintiles Transnational Corp., a North Carolina corporation ("Quintiles" or the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares were acquired by the Selling Stockholders pursuant to the Company's acquisition of Technology Assessment Group, Inc., a privately held company, and a related partnership (collectively, "TAG") (the "Transaction"). The Common Stock issued to the Selling Shareholders in the Transaction was issued in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the terms of the Transaction, the Company has agreed to register the Shares for resale by the Selling Stockholders.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

         The Shares may be offered from time to time by the Selling Stockholders after the date of this Prospectus. The Company shall pay all expenses of registration incurred in connection with this offering, except that each Selling Stockholder shall pay any discounts and commissions and stock transfer fees applicable to the Shares, as well as legal fees incurred by the Selling Stockholders. None of the Shares has been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

         The Selling Stockholders have not advised Quintiles of any specific plans for the distribution of the Shares covered by this Prospectus. The Shares may be sold from time to time on the Nasdaq National Market of The Nasdaq Stock Market (the "Nasdaq National Market") at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "QTRN." On March 19, 1998, the last reported sale price of the Common Stock was $48 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------

                 The date of this Prospectus is ________, 1998.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                              AVAILABLE INFORMATION

         Quintiles is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Quintiles may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such materials may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Copies of such materials may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Quotations relating to Quintiles' Common Stock appear on the Nasdaq National Market and such reports, proxy statements, and other information concerning Quintiles also can be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 340-23520) pursuant to the Exchange Act are incorporated herein by reference:

                  (1) Quintiles' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

                  (2) Quintiles' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997;

                  (3) Quintiles' Current Reports on Form 8-K dated February 7, 1997, March 5, 1997, August 29, 1997, October 17, 1997, November 26,
         1997, December 11, 1997, February 2, 1998, February 4, 1998, February 26, 1998 (as amended by Form 8-K/A on March 20, 1998), February 26, 1998, and March 20, 1998;

                  (4) the description of Quintiles' Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 11, 1994; and

                  (5) all other documents filed by Quintiles pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus. In particular, reference is made to the Company's Current Report on Form 8-K dated October 17, 1997, which includes restated consolidated financial statements and the related management's discussion and analysis of financial condition and results of operation of the Company, giving effect to the Company's pooling of interests transactions consummated between January 1, 1997 and August 31, 1997.

         The Company will provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests for such information should be directed to the Company, 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina, 27703-8411, Attention: Corporate Secretary, telephone number (919) 941-2000.

                                   STOCK SPLIT

         On December 1, 1997, the Company effected a two-for-one stock split paid in the form of a stock dividend. The stock split is not reflected in the information presented in the Company's reports on Form 10-K, Form 10-Q or Form 8-K filed prior to December 1, 1997 and incorporated by reference herein.

                           FORWARD LOOKING STATEMENTS

         Information contained or incorporated by reference herein contains various "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereof or comparable terminology. The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results and financial position to differ materially from the forward looking statements, including without limitation considerations described in connection with specific forward looking statements, factors set forth in this Prospectus under the caption "Risk Factors," and other cautionary statements set forth herein or in the documents incorporated by reference in this Prospectus.

                                   THE COMPANY

         The Company is a market leader in providing full-service contract research, sales, marketing and health care policy consulting and health information management services to the global pharmaceutical, biotechnology and medical device and health care industries. Supported by its extensive information technology capabilities, the Company provides a broad range of fully-integrated contract services in order to accelerate the time from discovery to peak market acceptance of a new therapy. The Company's principal executive offices are located at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411, and its telephone number is (919) 941-2000.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, prospective purchasers should consider the following factors carefully in evaluating the Company and its business. See also "Forward Looking Statements."

DEPENDENCE ON CERTAIN INDUSTRIES AND CUSTOMERS

         Quintiles' revenues are highly dependent upon the research and development and sales and marketing expenditures of the pharmaceutical and biotechnology industries. Quintiles has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research and sales and marketing projects. Quintiles' operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of development or sales and marketing expenditures. Quintiles has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or customers. In 1997, 10 customers accounted for approximately 46% of Quintiles' consolidated net revenue. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service global providers, the concentration of business could increase. Quintiles is likely to continue to experience such concentration in future years. The loss of a major project or any such customer could materially and adversely affect Quintiles.

MANAGEMENT OF GROWTH

         Quintiles has experienced rapid growth over the past 10 years. Quintiles believes that its sustained growth places a strain on operational, human and financial resources. In order to manage its growth, Quintiles must continue to improve its operating and administrative systems and to attract and retain qualified management, professional, scientific and technical personnel. Foreign operations may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. Quintiles has a transnational organizational structure, comprised of four service groups performing complementary functions, with a holding company performing management functions. While this transnational structure has successfully supported Quintiles' growth to date, Quintiles recently has completed a number of acquisitions, and there can be no assurance that this structure will continue to be effective. Failure to manage growth effectively could have a material adverse effect on Quintiles.

ACQUISITION RISKS

         Acquisitions involve numerous risks, including difficulties and expenses incurred in connection with the acquisition and the assimilation of the operations and services of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. Since January 1, 1998, Quintiles has completed several acquisitions, both within the United States and internationally. There can be no assurance that Quintiles' past and any future acquisitions will be successfully integrated into its operations. Quintiles reviews many acquisition candidates in the ordinary course of business, and Quintiles continually is evaluating new acquisition opportunities. Quintiles expects to continue to evaluate and compete for suitable acquisition candidates. There can be no assurance that Quintiles will successfully complete future acquisitions or that acquisitions, if completed, will contribute favorably to Quintiles' operations and future financial condition. Although Quintiles performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities that Quintiles fails or is unable to discover for which Quintiles, as a successor owner, may be liable. Quintiles generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each seller, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to offset fully the potential liabilities arising from the acquisitions.

RISKS RELATING TO CONTRACT SALES SERVICES

         Outsourced contract sales services is a relatively new industry in some countries in which Quintiles does business. Quintiles believes that the contract sales industry emerged in the 1980s because of regulatory cost containment pressure on pharmaceutical companies. As a result, large pharmaceutical companies began to outsource their sales and marketing activities incident to product launch. There is a relatively low level of market penetration for outsourced sales and marketing services in many countries, including the United States. As such, companies in this industry are subject to all of the risks inherent in a new or emerging industry, including an inability to attract and retain customers, changes in the regulatory regime, an absence of an established earnings history, the availability of adequately trained sales representatives and additional and unforeseen costs and expenses.

COMPETITION; INDUSTRY CONSOLIDATION

         The market for Quintiles' contract research services is highly competitive, and Quintiles competes against traditional contract research organizations, the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. In sales and marketing services, Quintiles competes against the in-house sales and marketing departments of pharmaceutical companies and other contract sales organizations in each country in which it operates. Quintiles also competes against consulting firms offering healthcare consulting services and medical communications services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms. Expansion by these competitors into other areas in which Quintiles operates could affect Quintiles' competitive position. Increased competition may lead to price and other forms of competition that may affect Quintiles' margins. Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has heightened the competition for contract research and contract sales services. As a result, consolidation also has occurred among the providers of contract research and contract sales services. If these consolidation trends continue, they may result in greater competition among the larger contract research and contract sales providers for customers and acquisition candidates.

LOSS OR DELAY OF LARGE CONTRACTS; VARIABILITY OF BACKLOG; FIXED PRICE NATURE OF CONTRACTS

         Most of Quintiles' contracts are terminable upon 15-90 days' notice by the customer. Although the contracts typically provide for payment of certain fees for winding down the project and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Quintiles' future net revenue and profitability. In addition, Quintiles reports backlog based on anticipated net revenue from uncompleted projects which have been authorized by the customer. Backlog may be affected by a number of factors, including the variable size and duration of projects, many of which are performed over several years, the loss or delay of projects, or a change in the scope of work during the course of a project. There can be no assurance that backlog will be indicative of future results. Furthermore, since most of Quintiles' contracts for the provision of its services are fixed price, fixed price with variable components or fee-for-service subject to a cap, Quintiles bears the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on Quintiles.

IMPACT OF YEAR 2000

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or data corruption causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar business activities.

         The Company's computing infrastructure is based upon industry standard systems. The Company is not dependent on large legacy systems and does not use mainframes. Many of the specially developed systems the Company uses have been developed within the past few years and are Year 2000 compliant.

         The Company has appointed a Year 2000 Project Team to conduct an assessment of the Company's operations worldwide from an internal, supplier and customer perspective. The assessment, which is currently in progress, addresses all computer systems, applications and any other systems that may be vulnerable to the Year 2000 Issue. As part of the assessment, the Company is preparing detailed plans to address Year 2000 Issues. The Company is utilizing both internal and external resources to implement the plans. The Company currently anticipates addressing all business critical systems during 1998 and will address follow-up issues and all remaining systems during 1999. The Company's assessment of Year 2000 Issues is ongoing and there can be no assurance that Year 2000 Issues or the costs of addressing them will not have a material impact on the Company's financial statements, business or operations.

DEPENDENCE ON PERSONNEL

         Quintiles relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. The loss of the services of any key executive could have a material adverse effect on Quintiles. In addition, Quintiles' performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. There can be no assurance that Quintiles will be able to continue to attract and retain qualified personnel.

POTENTIAL LIABILITY

         In connection with its provision of contract research services, Quintiles contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that Quintiles could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. In addition, as a result of its Phase I clinical trial facilities, Quintiles could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. Quintiles also could be held liable for errors or omissions in connection with the services it performs through each of its service groups. Quintiles believes that its risks are reduced by contractual indemnification provisions with customers and investigators, insurance maintained by customers and investigators and by Quintiles, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not fully protect Quintiles against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with customers and the terms and scope of such indemnification vary from customer to customer and from trial to trial. The financial performance of any of these indemnities is not secured. Therefore, Quintiles bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. Quintiles maintains professional liability insurance that covers worldwide territories in which Quintiles currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that Quintiles will be able to maintain such insurance coverage on terms acceptable to Quintiles or that such insurance will cover all losses. Quintiles could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.

DEPENDENCE ON GOVERNMENT REGULATION

         Quintiles' contract research business has benefited from the extensive governmental regulation of the drug development process, particularly in the United States. In Europe, the general trend has been towards establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Quintiles believes that the level of regulation is generally less burdensome outside the United States. From time to time legislation is introduced in the U.S. Congress to substantially modify regulations administered by the Food and Drug Administration ("FDA") governing the drug approval process. Changes in regulation in the United States or elsewhere, including mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, could decrease the business opportunities available to Quintiles. In addition, the failure on the part of Quintiles to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on Quintiles.

UNCERTAINTY IN HEALTHCARE INDUSTRY AND POSSIBLE HEALTHCARE REFORM

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Implementation of government healthcare reform may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies, which could decrease the business opportunities available to Quintiles. Management is unable to predict the likelihood of healthcare reform legislation being enacted or the effects such legislation would have on Quintiles.

EXCHANGE RATE FLUCTUATIONS

         Approximately 50.0%, 57.0%, and 60.1% of Quintiles' net revenue for the years ended December 31, 1997, 1996, and 1995, respectively, were derived from Quintiles' operations outside the United States. Quintiles' operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar will subject Quintiles to currency translation risk with respect to the reported results of its foreign operations. Also, Quintiles may be subject to foreign currency transaction risks when Quintiles' service contracts are denominated in a currency other than the currency in which Quintiles incurs expenses related to such contracts. Quintiles limits its foreign currency transaction risks through exchange rate fluctuation provisions stated in its contracts with customers, or Quintiles may hedge its transaction risk with foreign currency exchange contracts or options. There can be no assurance that Quintiles will not experience fluctuations in financial results from Quintiles' operations outside the United States, and there can be no assurance Quintiles will be able to contractually or otherwise favorably reduce its currency transaction risk associated with its service contracts.

VARIATION IN QUARTERLY OPERATING RESULTS

         Quintiles' results of operations have been and can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, changes in the mix of services offered and foreign exchange fluctuations. Quintiles believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.

VOLATILITY OF STOCK PRICE

         The market price of Quintiles' Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions.

                                 USE OF PROCEEDS

         The Shares are being offered hereby for the account of the Selling Stockholders, and the Company is not selling any of the Shares. Accordingly, the Company will not receive any proceeds from the sale of Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The Selling Stockholders are former holders of interest in TAG who received the Shares in connection with the Transaction. The following table sets forth certain information as of March 16, 1998. All of the Shares being offered by the Selling Stockholders may be sold pursuant to this Prospectus. The Shares are being registered to permit public secondary trading in the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

                                               Shares Beneficially          Shares
                                                   Owned Prior               Being        Shares Beneficially Owned
                                                 To Offering (1)            Offered          After Offering (1)
                                           -------------------------        -------      --------------------------

                  Name                      Number           Percent                     Number            Percent
                  ----                      ------           -------                     ------            -------
Sheila Fifer, Ph.D. .....................   172,414(2)          *           171,944       470                 *
Peter Mazonson, M.D. ....................   141,120(3)          *           140,650       470                 *
Christopher Santas ......................    36,062(4)          *            35,592       470                 *
Caremark International Inc...............   112,180             *           112,180         0                 *

--------------------------
 *  Less than one percent

(1) Based on 75,001,244 shares of Common Stock outstanding as of February 27, 1998, and the same number of shares outstanding after the offering. Pursuant to the rules of the Commission, certain shares of the Common Stock that a person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 17,194 Shares held in escrow pursuant to the terms of the Transaction, which escrowed Shares may be sold only upon distribution to the Selling Stockholder under the terms of the escrow. Also includes 470 shares of Common Stock subject to stock options exercisable within 60 days of March 16, 1998. Dr. Fifer is Chairperson and Senior Vice President of Lewin-TAG, Inc., a wholly-owned subsidiary of Quintiles.

(3) Includes 14,065 Shares held in escrow pursuant to the terms of the Transaction, which Shares may be sold only upon distribution to the Selling Stockholder under the terms of the escrow. Also includes 470 shares of Common Stock subject to stock options exercisable within 60 days of March 16, 1998. Dr. Mazonson is a Director and Senior Vice President of Lewin-TAG, Inc., a wholly-owned subsidiary of Quintiles.

(4) Includes 3,559 Shares held in escrow pursuant to the terms of the Transaction, which escrowed Shares may be sold only upon distribution to the Selling Stockholder under the terms of the escrow, and 470 shares of Common Stock subject to stock options exercisable within 60 days of March 16, 1998. Mr. Santas is Vice President of Lewin-TAG, Inc., a wholly-owned subsidiary of Quintiles.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders. The decision to offer and sell the Shares, and the timing and amount of any offers or sales that are made, is and will be within the sole discretion of the Selling Stockholders. The Shares may be sold from time to time on the Nasdaq National Market, at prices then prevailing, in negotiated transactions or otherwise. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions between the Selling Stockholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders. The Selling Stockholders and the brokers and dealers through whom sales may be made may be deemed to be "underwriters" under the Securities Act, and their commissions or discounts regarded as underwriters' compensation. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company anticipates that the Registration Statement shall remain effective until the earlier of (i) the date on which all of the Shares included in the Registration Statement have been distributed to the public; or (ii) the date which is 365 days from the date of this Prospectus.

         Because of the restrictions imposed by pooling of interests accounting rules, and notwithstanding any effectiveness of the Registration Statement, the Selling Stockholders are prohibited from selling or otherwise reducing their risk relative to the Shares until Quintiles has published financial statements covering at least 30 days of combined operations of Quintiles and TAG. Thus, the Selling Stockholders may be unable to immediately sell any or all of the Shares.

         The Company shall pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the Shares, any legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to The Nasdaq Stock Market, and all printing fees incurred in connection herewith. Each Selling Stockholder shall pay his, her or its own legal fees. Any selling discounts and commissions and stock transfer taxes applicable to the Shares shall be borne by the Selling Stockholder selling such Shares.

         The Company has agreed to indemnify the Selling Stockholders and their officers and directors, and each person who controls any Selling Stockholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company and its directors and officers and each person who controls the Company in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 First Union Capitol Center, Raleigh, North Carolina 27601. Members of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. own in the aggregate approximately 3,250 shares of Quintiles Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference from the Company's Current Report on Form 8-K dated March 20, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the year 1995, are based in part on the reports of other independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The following table shows the estimated expenses of the issuance and distribution of securities offered hereby.

SEC Registration Fee.......................................       $    6,603.66
Legal Fees and Expenses....................................       $   10,000.00
Accounting Fees and Expenses...............................       $   15,000.00
Printing and Related Expenses..............................       $    1,500.00
Miscellaneous Expenses.....................................       $      635.00
                                                                  -------------
         Total.............................................       $   33,738.66
                                                                  =============


ITEM 15. Indemnification of Directors and Officers

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

         Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

         Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered under directors' and officers' insurance policies maintained by the Company.

         As permitted by North Carolina law, Article XI of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8-33 of the North Carolina Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 16. Exhibits

         The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.

Exhibit
Number               Description of Exhibit
-------              ----------------------
4.01(1)              Specimen Common Stock Certificate
4.02(2)              Amended and Restated Articles of Incorporation, as amended
4.03(3)              Amended and Restated Bylaws
4.04                 Terms of registration rights granted by Quintiles to the
                     Selling Stockholders
5.01                 Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                     Jernigan, L.L.P. regarding legality of securities being registered
23.01                Consent of Ernst & Young LLP
23.02                Consent of Coopers & Lybrand L.L.P.
23.03                Consent of KPMG
23.04                Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                     Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01                Power of Attorney (included on the signature page hereof)

         ---------------

         (1) Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-75766) as filed February 28, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-19009) as filed December 30, 1996, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K as filed with the Commission on for the fiscal year ended December 31, 1995, and incorporated herein by reference.

ITEM 17.    Undertakings

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on March 20, 1998.

                                          QUINTILES TRANSNATIONAL CORP.


                                          By: /s/ Dennis B. Gillings
                                              ----------------------------------
                                              Dennis B. Gillings, Ph.D.
                                              Chairman of the Board of Directors
                                              and Chief Executive officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis B. Gillings and Rachel R. Selisker and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of March 20, 1998 in the capacities indicated.

           Signature                                  Title

/s/ Dennis B. Gillings                   Chairman of the Board of Directors and
---------------------------              Chief Executive Officer
Dennis B. Gillings, Ph.D.

/s/ Santo J. Costa                       President, Chief Operating Officer and
---------------------------              Director
Santo J. Costa

/s/ Rachel R. Selisker                   Chief Financial Officer, Executive Vice
---------------------------              President Finance, and Director
Rachel R. Selisker                       (Principal accounting and financial
                                         officer)

                                         Director
---------------------------
Robert C. Bishop, Ph.D.

/s/ E.G.F. Brown                         Director
---------------------------
E.G. F. Brown

/s/ Vaughn D. Bryson                     Director
---------------------------
Vaughn D. Bryson

/s/ Chester W. Douglass                  Director
---------------------------
Chester W. Douglass, Ph.D.

/s/ Lawrence S. Lewin                    Director
---------------------------
Lawrence S. Lewin

/s/ Arthur M. Pappas                     Director
---------------------------
Arthur M. Pappas

/s/ Ludo J. Reynders                     Director
---------------------------
Ludo J. Reynders, Ph.D

/s/ Eric J. Topol                        Director
---------------------------
Eric J. Topol, M.D.

/s/ Virginia V. Weldon                   Director
---------------------------
Virginia V. Weldon, M.D.

                                         Director
---------------------------
David F. White

                                  EXHIBIT INDEX

Exhibit
Number               Description of Exhibit
-------              ----------------------
4.01(1)              Specimen Common Stock Certificate
4.02(2)              Amended and Restated Articles of Incorporation, as amended
4.03(3)              Amended and Restated Bylaws
4.04                 Terms of registration rights granted by Quintiles to the
                     Selling Stockholders
5.01                 Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                     Jernigan, L.L.P. regarding legality of securities being registered
23.01                Consent of Ernst & Young LLP
23.02                Consent of Coopers & Lybrand L.L.P.
23.03                Consent of KPMG
23.04                Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                     Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01                Power of Attorney (included on the signature page hereof)

         ---------------

         (1) Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-75766) as filed February 28, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-19009) as filed December 30, 1996, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K as filed with the Commission on for the fiscal year ended December 31, 1995, and incorporated herein by reference.